SIXTH AMENDMENT TO REDEMPTION TECHNOLOGY AND SUPPLY AGREEMENT

This SIXTH AMENDMENT TO REDEMPTION TECHONOLOGY AND SUPPLY AGREEMENT (the “Sixth Amendment”) is entered into effective March 29, 2006 (“Effective Date”), by and between Bally Gaming Inc., a Nevada corporation (“Bally”) and Spectre Gaming, Inc., a Minnesota corporation (“Spectre”). Bally and Spectre may be referred to individually as a “Party” and collectively as the “Parties.” The Parties hereby agree that the Redemption Technology and Supply Agreement dated May 24, 2005, along with all amendments thereto (collectively the “Amended Agreement”) shall be amended in accordance with the terms and conditions set forth in this Sixth Amendment. All capitalized terms and conditions used herein shall have the same meaning as set forth in the Amended Agreement unless specifically defined otherwise in this Sixth Amendment. All other existing terms and conditions of the Amended Agreement shall remain in full force and effect. The Amended Agreement as entered into by the Parties shall be amended as follows.

I.

Now, therefore, the parties agree that the following provisions listed immediately below in Part I of this Sixth Amendment shall unconditionally become effective and deemed incorporated into the Amended Agreement as of the Effective Date or shall otherwise become effective between the parties as of the Effective Date:

1. Spectre agrees to purchase 175 ERUs from Bally by April 30, 2006.

2.Bally will use its best efforts to defer or cancel all purchases of unique parts ordered as of the Effective Date that are intended for use in production of ERUs for Spectre . Bally will not require Spectre to fund any payments for the Bally’s purchase unique parts required for manufacturing ERUs for Spectre, until such time as Bally’s purchase of such unique parts can no longer be deferred in order to meet production schedules for the Spectre ERUs, however, concurrently with the execution of this Sixth Amendment, Spectre shall make a non-refundable deposit of 25,000 to Bally which will be used to defer or cancel unique parts ordered as of the Effective Date of this Sixth Amendment. Spectre agrees to have a line of credit of $400,000 available by April 30, 2006, which shall be used as a deposit from Spectre for Bally’s purchase of unique parts for the ERUs produced for Spectre and from which Bally may draw upon to order unique parts for production commitments for ERUs already made. This parts deposit shall be applied by Bally at the rate of $1,000 for each individual ERU delivered to Spectre, excluding the 175 ERUs referred to in Section 1 of this Sixth Amendment , above, and any subsequent order of ERU’s from Bally until this deposit has been exhausted.

3. Spectre agrees that if it continues in the AWP business after the first 175 units are delivered and deployed by Spectre, that the first 1,825 new ERU units (for a total of 2,000 units) Spectre orders shall be purchased from Bally. At such time as Spectre orders new ERUs from Bally, Spectre will enter into a credit facility(ies) sufficient to allow Spectre the ability to pay for the ERU’s then ordered. Additionally, at such time as Spectre orders new ERU’s from Bally, Spectre will provide additional monies for deposit to be used by Bally to acquire special and unique parts, consistent with the use set forth in Section 2 of this Sixth Amendment, above. Bally will promptly apply all monies on deposit for unique parts, at the time of Spectre’s placement of the order for ERUs, at the consistent rate of $1,000 per unit. All monies deposited with Bally must be used by Bally solely for Bally’s purchase of unique and specific parts to be used by Bally in manufacturing a total of 2,000 ERUs, including the 175 units, for Spectre. Spectre agrees that the credit facility for the initial $400,000 deposit described in Section 2, above, will be established and in place no later than April 30, 2006. Without a PDS credit facility, or a Bally approved alternate credit facility in place, no subsequent order (after the initial 175 games) for games shall be accepted by Bally.

4. Spectre acknowledges that its present intent is to purchase the next 2,000 new ERUs from Bally, of which the 175 ERUs referred to in Section 1 of this Sixth Amendment, above, is a part, and Bally agrees to maintain prices for all such orders placed by Spectre no later than July 31, 2006, at the following rates: (a) $8,700 per ERU for an order of 1,600 CineVision style cabinet ERUs, and $7,000 per ERU for 400 Bally Slim-line Upright style ERUs. All existing purchase orders from Spectre for such ERU products existing prior to the Effective Date of this Sixth Amendment, other than the order for the 175 ERUs referred to in Section 1 of this Sixth Amendment above, shall be deemed canceled by Bally, and may be resubmitted by Spectre to Bally at Spectre’s discretion in accordance with this Section 4 of this Sixth Amendment, provided Spectre is in compliance with all of the terms and conditions of this Sixth Amendment.

5. Spectre will be responsible for purchasing and incorporating certain parts of the ERUs unique to Spectre consisting of a Smart card reader and harness, new coin mechanism, Glass, stands and chairs.

6. Bally agrees to provide Spectre, with a production forecast and delivery order for the balance of the 2,000 ERU order, at such time as the order is placed and Spectre has met all finance conditions, and in the event Bally does not meet any such delivery dates provided to Spectre within 20 business days following the estimated delivery date, Spectre shall be entitled to a 5% discount on any ERUs not delivered within this time period. Bally agrees that the financing term letter agreement attached as an addendum to this Sixth Amendment if fully executed by Spectre and PDS Gaming Corporation, will be deemed to satisfy requirements of Bally’s Credit and Finance Committee in reaching a determination to process and fulfill this ERU order from Spectre.

7. Bally agrees that in the event Spectre manufactures or enters into an agreement with a third party for the manufacturing of a cabinet for an ERU and Spectre elects to not use authorized Bally game content for these particular ERUs, Bally will sell Spectre an Alpha Board™ for such cabinets for the total price of $3,700 per Alpha Board™, less the amount of fees per Alpha Board™ spent by Spectre in obtaining game content or design from a third party with such amount not to exceed $500 per Alpha Board™. Spectre shall provide Bally with written proof of such amounts spent by Spectre with third parties to obtain game content or design that will meet Bally’s reasonable satisfaction. All other terms in the Agreement for the purchase Alpha Board™ boards will remain in effect. Bally acknowledges and approves Spectre’s agreement with Global Gaming Group for content development.

8. Bally agrees to provide Spectre with a credit in the amount of $187,500 for any licensed titles previously purchased by Spectre from Bally that amount shall be applied solely as a reduction against Enabling Fee payments that are due to Bally from Spectre under the Amended Agreement in calendar years 2007 and 2008. The amount of this credit shall be applied in equal proportion through 2007 and 2008. Both parties agree that this is the sole use of these licenses and that there is no further obligation from Bally for their use.

9. Bally and Spectre are parties to a Promissory Note dated September 9, 2005 and executed by Spectre on September 13, 2005 (the “Note”).  Bally agrees to defer the second $750,000 installment payment due and owing under the Note on March 29, 2006 until June 30, 2006. In the event Spectre does not make this second $750,000 payment to Bally in full by June 30, 2006, Spectre shall have 30 days to cure such default and if this non-payment default is not cured in this 30 day extension time period, Spectre shall be in default of the Amended Agreement without any further requirement of any notice from Bally, written or other, and Bally shall be permitted to immediately exercise any and all remedies against Spectre available to Bally that may exist in contract, at law or in equity as a result of such default.

10.  On the Effective Date, Spectre shall deposit and place all such source code created by the parties (the “Source Escrow”) for use with the ERUs with a lawful source code escrow agent, and thereafter Spectre shall continually update this deposit in the Source Escrow at the end of each calendar quarter starting after the Effective Date, for as long as the Amended Agreement is in force between Bally and Spectre. The Parties agree that the source code deposited by Spectre shall not include any component or original part of Spectre’s intellectual property known as “Streamline Technology”, or also known as “Co-Operative Group Gaming” technology, whether or not the Streamline Technology is incorporated into the source code deposited by Spectre. However, all other aspects of source code created by Spectre shall be deposited into the Source Escrow as described in this section. This Source Escrow shall be established by Spectre no later than April 30, 2006, and Bally agrees to provide all reasonable assistance that may be required by Spectre to establish this Source Escrow.

11. Bally and Spectre shall enter into any additional documentation required to establish the Source Escrow. In the event Spectre is in default of any of the terms and conditions of the Amended Agreement, the source code escrow agent will be directed to release the source code created by Spectre to Bally and Bally shall have the full rights to use any source code released in any manner deemed applicable by Bally, including but not limited to sublicensing to third parties.

12. Spectre may employ or otherwise utilize third parties in developing content and technology for Spectre’s use of the ERUs using Bally Enabling Technology, and Bally consents to work performed by such third parties provided that (a) any such third parties will enter into and execute with Bally directly appropriate nondisclosure agreements and any other documentation required by Bally prior to undertaking such work, and (b) Bally shall provide written consent prior to any third parties starting such work for Spectre, which consent shall not be unreasonably withheld.

13. Spectre acknowledges and agrees that in addition to payments owed to Bally by Spectre under the Note, Spectre currently owes Bally the amount of $133,010 resulting from various business transactions with Bally (the “Receivable”). Spectre agrees that the Receivable will be paid in full to Bally and also that Spectre will become current on all other accounts receivable owed by Spectre to Bally as of the Effective Date of this Sixth Amendment, regardless of whether or not arising under the Amended Agreement or any other agreement(s) entered into between Bally and Spectre, no later than March 31, 2006.

14. Bally and Spectre agree that, subject to certain conditions that may be imposed by operators, all Spectre ERUs deployed as Amusement With Prize (“AWP”) units at third party retail locations conducting the operation of ERU for the first time at these third retail party locations (“New Locations’) will require the use of a Redemption and Fulfillment system provided by Bally (the “Redemption System”), with any gross profit after reasonable costs (the “Gross Profit,” which shall be defined by the parties) to be split with Bally receiving seventy-five percent (75%) of the Gross Profit and Spectre receiving twenty-five (25%) of the Gross Profit generated through this use of the Redemption System. In other third party retail locations that are already operating AWP machines (“Existing Locations”), Spectre may allow these Existing Locations a period of 90 days after installation of the ERUs (or a longer period of time for particular Existing Location if agreed upon by Bally and Spectre) in order for the Existing Location to transition to using the Bally Redemption System on Spectre ERU’s. Spectre may offer to the retail outlets, up to five percent (5%) of the amount redeemed for Bally merchandise prizes, other than Visa cards or other cash based low margin items. Bally will lease Redemption Kiosks to operators through Spectre at a charge of $25 per day and will be included as income in the calculation of gross profit.

15. Bally and Spectre agree that if Spectre does not have at least 1,000 ERUs placed in operation and operating in the state of Texas by June 30, 2007, then Spectre shall forego and forfeit any and all rights Spectre may have to distribute Bally VLT’s in the state of Texas as described in the Amended Agreement, however this 1,000 unit amount shall include those ERUs ordered by Spectre and accepted by Bally and also approved by Bally’s credit committee no later than March 31, 2007. On a monthly basis, Spectre shall provide Bally with a then-current six month rolling product plan for placing ERUs in the state of Texas that will reasonably forecast orders anticipated by Spectre in order to allow Bally’s Credit Committee the opportunity to timely approve orders by Spectre.

16. The parties acknowledge that Spectre has made material changes to the Enabling Technology since its delivery to Spectre. Bally is not responsible for the material changes made by Spectre to the Enabling Technology, or the impact of such changes to the Enabling Technology as delivered, which changes are the sole responsibility and property of Spectre. Bally has worked with Spectre prior to the Effective Date of this Sixth Amendment and will continue to work with Spectre, in Spectre’s efforts and responsibilities to commercialize the Enabling Technology, but any such services provided by Bally under the Transition Services provided for Spectre as described in Exhibit D to the Redemption Technology and Supply Agreement dated May 24, 2005 to date and after June 30, 2006 will be done on a consultancy basis.. Additionally, Bally agrees to extend the Transition Services provided for Spectre as described in Exhibit D to the Redemption Technology and Supply Agreement dated May 24, 2005, until June 30, 2006, provided that Spectre meets all obligations required of Spectre in this Sixth Amendment. Notwithstanding the provisions of this Paragraph 11, Bally shall continue at all times to timely provide Spectre with information known to Bally concerning the Enabling Technology and all software and source codes related thereto.

17. As an additional incentive for the Parties to develop new modules, features and versions of the Enabling Technology, Bally and Spectre mutually agree to discuss and negotiate in good faith a plan and practice of registering and perfecting intellectual property registrations and filings for such new developments of features of the Enabling Technology, at cost and budget levels mutually agreed upon by the Parties, which amount shall be paid equally by Bally and Spectre and shall not exceed $250,000 annually.

18. The Term of the Amended Agreement (the “Term”) shall continue through the Effective Date of this Sixth Amendment and shall expire on June 30, 2008, unless sooner terminated as provided hereunder or as otherwise provided in the Amended Agreement. Additionally, the Amended Agreement shall be subject to a Term Extension if the following conditions are met by Spectre.

(a)
The Term Extension shall be a period of two years and the Amended Agreement shall be automatically extended by the Term Extension if the Installed Base is at least three thousand (3,000) ERUs as of June 30, 2006.

(b)
The Term Extension shall be equal to, and correspondingly automatically extend the Amended Agreement, for one (1) year multiplied by the number of the following three (3) Installed Base Targets that Spectre satisfies, if any: (1) Installed Base Target-1, is reached at five thousand (5,000) installed and operational ERUs as of December 31, 2007, (2) Installed Base Target-2, is reached at ten thousand (10,000) installed and operational ERUs as of December 31, 2008, and (3) Installed Base Target-3, is reached at fifteen thousand (15,000) ERUs installed and operational as of December 31, 2009.

(c)	In any event, the maximum length of the term of this Agreement shall be limited to eight (8) years from the Effective Date of this Sixth Amendment.

II.

Bally and Spectre acknowledge and agree that the following provisions listed immediately below in Part II of this Sixth Amendment shall only become effective between the parties and amend the Amended Agreement on the date that Spectre has strictly met all of the conditions set forth below (the “Conditions”). The Conditions to be satisfied by Spectre are as follows:

First Condition. Spectre must raise no less than $3,000,000 in equity or debt financing obtained for Spectre Gaming, Inc., in full compliance with all Securities and Exchange Commission (“SEC”) and public stock listing exchange laws, rules and regulations and have this $3,000,000 amount available in cash or equivalents no later than June 30, 2006, with one thirty day extension period as described in Section 5 of this Sixth Amendment, above.

Second Condition. Spectre must make all interest payments in full that are owed to Bally arising under the “Note” and pursuant to the Amended Agreement, as owed by Spectre on the Effective Date of this Sixth Amendment no later than March 31, 2006 and June 30, 2006.

In the event Spectre meets these Conditions in their entirety and to Bally’s reasonable satisfaction, the following provisions of this Sixth Amendment shall become effective; otherwise, if the Spectre does not strictly satisfy the Conditions as set forth herein the following provisions shall be of no force and effect between the parties.

1. On July 31, 2006, or earlier if the Conditions are satisfied prior to July 31, 2006, Spectre may, at its option, choose to either, (i) satisfy the Note in its entirety by making a lump sum payment of an amount equal to seventy five percent (75%) of the then-remaining principal balance of the Note as of July 31, 2006, plus 100% of any accrued interest on the original principal balance, or (ii) provide notice to Bally for Bally to restructure the Note which will require Bally to enter into a restated note with Spectre that will defer the $750,000 principal payments due March 29, 2006 and September 29, 2006, and require that Spectre’s repayments to Bally during this period will be interest only at the rate of 12% per annum on the entire amount of outstanding principal, both deferred and as may be due in normal course, until December 31, 2006, and with all such accrued interest payments due in four installments on April 30, 2006, June 30, 2006, September 30, 2006 and December 31, 2006, and with the entire amount of outstanding principal, both deferred and as may be due in normal course, along with 12% annual interest thereon, to be paid over 18 months in 18 equal monthly payments of principal and interest starting on January 31, 2007, and concluding on June 30, 2008.

2. Bally and Spectre will agree that the daily fee of $3 per day as an ongoing royalty under Section 7(b) of the May 24, 2005 Redemption Technology and Supply Agreement will be eliminated and replaced with an annual royalty licensee fee structure. On the first day of each calendar year described below, Spectre will have the option of paying an annual royalty license fee in full in lieu of the original ongoing royalty fee at that time, or Spectre may enter into an additional promissory note with Bally at an interest rate of 12% per year, to be amortized over 2 years, with the principal of such a note being equal to the annual royalty license fee set forth below. For each calendar year that the Amended Agreement is in effect, Spectre will be charged an annual royalty licensing fee as follows:

(i)	Calendar 2007 - $4,500,000
(ii)	Calendar 2008 - $6,500,000
(iii)	Calendar 2009 - $8,500,000
(iv)	Calendar 2010 - $11,000,000
(v)	Calendar 2011 - $13,500,000 and
(vi)	For each year thereafter - $15,000,000.

Bally agrees that the amount of annual royalty licensing fees for a particular individual year shall be reduced by 20%, if Bally has not delivered at least 90% of those ERUs ordered from Bally by Spectre in the immediately preceding calendar year, provided the ERUs have been ordered by Spectre and all such orders in the preceding year by Spectre have been accepted by Bally and also approved by Bally’s credit committee no later than September 30th of the immediately preceding calendar year. On a monthly basis, Spectre shall provide Bally with a then-current six month rolling product plan that will reasonably forecast orders anticipated by Spectre in order to allow Bally’s Credit Committee the opportunity to grant approvals to Spectre in a reasonably prompt manner. If applicable, this 20% discount will only apply to a specific calendar year in question, and will not apply any following calendar year(s) thereafter.

IN WITNESS WHEREOF, the parties to this Sixth Amendment have executed this Sixth Amendment as of the date first set forth above.

Bally : Bally Gaming Inc.		Spectre: Spectre Gaming, Inc.

By:	/s/	By:	/s/ Russell Mix
Name:		Name:	Russell Mix
Title:		Title:	Chief Executive Officer